Exhibit 10.48

AMENDMENT NO. 1 TO CREDIT AGREEMENT
Dated as of NOVEMBER 28, 2012
by and among
KILROY REALTY, L.P.,
as Borrower,
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
AND
THE FINANCIAL INSTITUTIONS PARTY HERETO
as Banks

AMENDMENT NO. 1 TO CREDIT AGREEMENT
This AMENDMENT NO. 1 TO CREDIT AGREEMENT, dated as of November 28, 2012 (this “Amendment No. 1”), is by and among KILROY REALTY, L.P., a Delaware limited partnership (“Borrower”), each of the financial institutions party to the Credit Agreement defined below (collectively, the “Banks” and individually a “Bank”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent (the “Administrative Agent”). Reference is made to that certain Credit Agreement, dated as of March 29, 2012 (the “Credit Agreement”), by and among the Borrower, the Banks referenced therein and the Administrative Agent. Capitalized terms used herein without definition shall have the same meanings as set forth in the Credit Agreement, as amended hereby.
RECITALS
WHEREAS, the Borrower has requested that the Banks make certain amendments to the Credit Agreement, and the Banks are willing to make such changes as set forth herein;
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.	AMENDMENTS TO Credit Agreement. As of the Amendment Effective Date (as defined in Section 3 hereof), the Credit Agreement is hereby amended as follows:

(a)    Section 1.1 is amended by adding the following new definitions of “Affiliate”, “Change in Law”, “Control”, “Material Subsidiary”, “Other Connection Taxes”, “Participant Register”, and “Regulatory Change” in the proper alphabetical order:

“'Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. In no event shall (x) the Administrative Agent or any Bank or (y) any other Person that is engaged in the business of making commercial loans (including term loans) in the ordinary course of business and for which the General Partner or the Borrower does not, directly or indirectly, possess the power to cause the direction of the investment policies of such Person be deemed to be an Affiliate of the Borrower.
“Change in Law” has the meaning set forth in Section 8.3.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Material Subsidiary” means any Subsidiary of the Borrower and/or the General Partner to which 10% or more of Total Asset Value is attributable.
“Other Connection Taxes” means, with respect to the Administrative Agent and any Bank, Taxes imposed as a result of a present or former connection between such Administrative Agent or Bank and the jurisdiction imposing such Tax (other than connections arising from such Administrative Agent or Bank having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Participant Register” has the meaning set forth in clause (g) of Section 9.6.

“Regulatory Change” has the meaning set forth in Section 8.3(a).”
(b)    The definition of “Base Rate” in Section 1.1 is amended and restated in its entirety to read as follows:

“Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate, (ii) the Federal Funds Rate +.50% and (iii) one-month London Interbank Offered Rate (determined as though the interest period commenced as of the date of determination) + 1%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the London Interbank Offered Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the London Interbank Offered Rate, respectively.

(c)    The definition of “FATCA” in Section 1.1 is amended and restated in its entirety to read as follows:

“'FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.”

(d)    The definition of “Total Asset Value” in Section 1.1 is amended by inserting the following proviso at the end of such definition immediately before the period:

“; provided that for purposes of determining Total Asset Value, the aggregate contributions to Total Asset Value from investments in land and Development Properties and from the Borrower's and the General Partner's interests in any joint venture, whether consolidated or unconsolidated, shall not exceed 30% of Total Asset Value.”

(e)    The definition of “Unencumbered Asset Pool Properties” in Section 1.1 is amended and restated in its entirety to read as follows:

“'Unencumbered Asset Pool Properties” means, as of any date, the Real Property Assets listed in Exhibit B and Exhibit C attached hereto and made a part hereof, together with all Real Property Assets which have become part of the Unencumbered Asset Pool Properties as of such date, each of which is:

(i)    located in the United States;

(ii)
100% owned in fee (or leasehold pursuant to a Financeable Ground Lease in the case of assets listed on Exhibit C as leaseholds) by (x) the Borrower or (y) a wholly-owned direct or indirect Subsidiary of the Borrower and/or the General Partner that is not liable for any Debt and is not the subject of a Bankruptcy Event;

(iii)
either a completed industrial property or primarily a completed office property which may have secondary uses or a Development Property which will be either an industrial or office property or a mortgage note;

(iv)	not subject to any Lien (other than Permitted Liens);

(v)
in the case of a Real Property Asset owned or leased by a wholly-owned Subsidiary, not subject to any agreement or arrangement by which the direct or indirect equity interests in such Subsidiary are subject to any Lien (other than Permitted Liens); and

(vi)
not subject to any agreement or arrangement that prohibits or restricts the creation or assumption of any Lien on the assets of, or equity interests in, the Borrower or Subsidiary that owns or leases such Real Property Asset.

(f)    The definition of “Unencumbered Asset Pool Properties Value” in Section 1.1 is amended by inserting the following words on the fifteenth line of such definition, immediately before the words “divided by (y) the FMV Cap Rate”:

“but less reserves for Capital Expenditures of (A) $0.30 per square foot per annum for each Unencumbered Asset Pool Property that is an office property, and (B) $0.15 per square foot per annum for each Unencumbered Asset Pool Property that is an industrial property,”

(g)    The definition of “London Interbank Offered Rate” set forth in the Section 2.7(b) of the Credit Agreement is amended by inserting the following words in the second line of such definition after the words “British Bankers Association LIBOR Rate”:

“, or the successor thereto if the British Bankers Association is no longer making the LIBOR Rate available”

(h)    Section 2.9(a) of the Credit Agreement is amended and restated in its entirety to read as follows:

“(a)    The Borrower shall have one (1) option to extend the Original Maturity Date to the Extended Maturity Date, which shall become effective upon the date (the “Extension Effective Date”) that the following conditions are satisfied:

(i)    the Borrower shall have delivered to the Administrative Agent a written request for such extension, which request must be delivered at least thirty (30) days, and cannot be delivered more than one hundred twenty (120) days, prior to the Original Maturity Date (and the Administrative Agent shall forward to each Bank a copy of such request promptly upon receipt thereof);

(ii)    no Default or Event of Default shall exist on the Extension Effective Date; and

(iii)    the Borrower shall have paid the Extension Fee payable under Section 2.8(a).”

(i)    Section 4.4 of the Credit Agreement is amended and restated in its entirety to read as follows:

Section 4.4    Financial Information.

(a)    The audited consolidated balance sheets and statements of income of the Borrower and the General Partner as of December 31, 2011 and the unaudited balance sheets and statements of income of the Borrower and the General Partner as of September 30, 2012 fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and the General Partner as of such date and their consolidated results of operations for such fiscal periods.
(b)    Since December 31, 2011, except as disclosed in public filings with the Securities and Exchange Commission (i) there has been no material adverse change in the business, financial position or results of operations of the Borrower or the General Partner and (ii) except as previously disclosed to the Administrative Agent and to the Banks, neither the Borrower nor the General Partner has incurred any material indebtedness or guaranty.

(j)    Section 5.9(a) of the Credit Agreement is amended and restated in its entirety to read as follows:

“(a) The Borrower shall not enter into any merger or consolidation, unless the Borrower is the surviving entity, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in on transaction or series of transactions, any substantial part of the business or property of the Borrower and its Subsidiaries, taken as a whole, whether now or hereafter acquired, hold an interest in any subsidiary which is not controlled by the Borrower or the General Partner or enter into other business lines, without the prior written consent of the Administrative Agent, which consent shall not be given unless the Required Banks so consent.

(k)    Section 5.16 and Section 5.17 of the Credit Agreement are deleted in their entirety.

(l)    Sections 6.1(e), (f), (g) and (m) of the Credit Agreement are each amended and restated in their entirety to read as follows:

“(e)    the Borrower, the General Partner or any Material Subsidiary shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Recourse Debt or Debt guaranteed by the Borrower, the General Partner or such Material Subsidiary (other than the Obligations) in an aggregate principal amount of more than $50,000,000 and such default shall continue beyond the giving of any required notice and the expiration of any applicable grace period (as the same may be extended by the applicable lender) and such default shall not be waived by the applicable lender (which waiver shall serve to reinstate the applicable loan), or the Borrower, the General Partner or any Material Subsidiary shall default in the performance or observance of any obligation or condition with respect to any such Debt or any other event shall occur or condition exist beyond the giving of any required notice and the expiration of any applicable grace period (as the same may be extended by the applicable lender), if in any such case as a result of such default, event or condition, the lender thereof (including the holder or holders thereof, or any trustee or agent for such holders) of any such Debt shall accelerate the maturity of any such Debt or shall be permitted (without any further requirement of notice or lapse of time), to accelerate the maturity of any such Debt and such default shall not be waived by the applicable lender (which waiver shall serve to reinstate the applicable loan), or any such Debt shall become or be declared to be due and payable prior to its stated maturity other than as a result of a regularly scheduled payment;
(f)    the Borrower, the General Partner or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(g)    an involuntary case or other proceeding shall be commenced against the Borrower, the General Partner or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower, the General Partner or any Material Subsidiary under the federal bankruptcy laws as now or hereafter in effect;
(m)    (i) during any consecutive twenty-four month period commencing on or after the date hereof, individuals who at the beginning of such period constituted the Board of Directors of the General Partner of the Borrower (together with any new directors whose election by the Board of Directors or whose nomination for election by the General Partner stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in the office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office, except for any such change resulting from (x) death or disability of any such member, (y) satisfaction of any requirement for the majority of the members of the Board of Directors of the General Partner to qualify under applicable law as independent directors, or (z) the replacement of any member of the Board of Directors who is an officer or employee of the General Partner with any other officer or employee of the General Partner or its Affiliate; or (ii) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of equity interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding equity interests of the General Partner;”

(m)    Sections 7.5 and 7.6 of the Credit Agreement are amended and restated in their entirety to read as follows:

“Section 7.5    Liability of Administrative Agent. Neither the Administrative Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or, where required by the terms of this Agreement, all of the Banks, or (ii) in the absence of its own gross negligence or willful misconduct. Except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default (other than a Default under Section 6.1(a) with respect to the payment of principal or interest) unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Bank. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder or the contents of any report or certificate delivered hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be sent by electronic means) believed by it in good faith to be genuine or to be signed by the proper party or parties. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it in good faith to be made by the proper Person, and shall not incur any liability for relying thereon.
Section 7.6    Indemnification. Each Bank shall, ratably in accordance with its aggregate Loans and unfunded Commitments, indemnify the Administrative Agent, its Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct as finally determined by a court of competent jurisdiction) that such indemnitees may suffer or incur as a result of, or in connection with, the Administrative Agent's capacity as Administrative Agent in connection with this Agreement, the other Loan Documents or any action taken or omitted by such indemnitees in accordance with this Agreement, including any amounts that the Borrower fails to pay under Section 9.3(a).”

(n)    Section 8.3(a) of the Credit Agreement is amended by inserting the words (“Change in Law”) on the fifth line thereof immediately after the words “or administration thereof”.

(o)    Section 8.3(b) of the Credit Agreement is amended by replacing the words “capital adequacy” on the second, fifth and eleventh lines thereof with the words “capital or liquidity requirements”.

(p)    Section 8.4 of the Credit Agreement is amended and restated in its entirety to read as follows:

“Section 8.4    Taxes.
(a)    Any and all payments by the Borrower to or for the account of any Bank or the Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities, including, without limitation, penalties, interest and expenses, with respect thereto, excluding, (i) in the case of each Bank and the Administrative Agent, taxes imposed on its net income (however denominated), franchise taxes and branch profits taxes, in each case (a) imposed on it, by the jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized, or in which it has its principal office or any political subdivision thereof, or (b) that are Other Connection Taxes, (ii) in the case of each Bank, taxes imposed on its net income (however denominated), and franchise or similar taxes imposed on it, by the jurisdiction of such Bank's Applicable Lending Office or any political subdivision thereof (and, if different from the jurisdiction of such Bank's Applicable Lending Office, the jurisdiction of the domicile of its Loans either established by the Bank pursuant to Section 9.14 or determined by the applicable taxing authorities), and (iii) any U.S. federal withholding taxes imposed under FATCA (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or participation therein to any Bank or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.4) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.1, the original or a certified copy of a receipt evidencing payment thereof.
(b)    In addition, the Borrower agrees to pay any present or future stamp, court or documentary, intangible, recording, filing or similar taxes, or charges or similar levies which arise from any payment made hereunder or under any Note or participation therein or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any Note or participation therein (hereinafter referred to as “Other Taxes”).
(c)    The Borrower agrees to indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 8.4) payable or paid by such Bank or the Administrative Agent (as the case may be) or required to be deducted from a payment to such Bank or Administrative Agent and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto (whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority). A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error. Any payment required under this indemnification shall be made within 15 days from the date such Bank or the Administrative Agent (as the case may be) makes written demand therefor. The Administrative Agent shall reasonably cooperate, at no cost to the Administrative Agent or the Banks, with efforts by Borrower to recover any Taxes or Other Taxes which Borrower reasonably believes were incorrectly or illegally imposed.
(d)    (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 8.4(d)(ii)(1), (ii)(2) and (ii)(3) below) shall not be required if in the Bank's reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.
(ii)    Without limiting the generality of the foregoing,

(1)    Each Bank organized under the laws of the United States shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax.
(2)    Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower and the Administrative Agent with whichever of the following is applicable:
(A)    If such Bank is claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(B)    Executed originals of IRS Form W-8ECI;
(C)    if such Bank is claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal Revenue Code, (x) a certificate reasonably acceptable to Bank and the Borrower that such Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or
(D)    to the extent such Bank is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Bank is a partnership and one or more direct or indirect partners of such Bank are claiming the portfolio interest exemption, such Bank may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner;
(3)    if a payment made to a Bank under any Loan Document would

be subject to United States federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Bank shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank's obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (3), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
U.S. federal withholding taxes imposed on amounts payable to or for the account of a Bank with respect to an applicable interest in a Loan pursuant to a law in effect on the date on which (1) such Bank acquires such interest in the Loan (other than pursuant to an assignment request by the Borrower under Section 8.7) or (2) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 8.4(a), amounts with respect to such taxes were payable either to such Bank's assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its lending office shall be considered excluded from “Taxes” as defined in Section 8.4(a).
(iii)    For purposes of this Section 8.4(d) and (e), the term “Bank” includes the Administrative Agent.
(e)    For any period with respect to which a Bank has failed to comply with Section 8.4(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.4(a) with respect to Taxes imposed by the United States and attributable to such failure to comply; provided, however, that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.
(f)    If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.4, then such Bank will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank.
(g)    If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 8.4 (including by the payment of additional amounts pursuant to this Section 8.4), it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes or Other Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid or if the refund results from tax attributes unrelated to the event giving rise to the indemnity payment. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(h)    For purposes of this Section 8.4, the term “applicable law” includes FATCA.”

(q)    Article VIII of the Credit Agreement is amended by inserting the following new Section 8.7 immediately after Section 8.6:

“Section 8.7    Mitigation Obligations; Replacement of Lenders. (a) If any Bank requests compensation under Section 8.3, or if the Borrower is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 8.4, then such Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 8.3 or 8.4, as the case may be, in the future and (ii) would not subject such Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Bank. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Bank in connection with any such designation or assignment.
(b)    If (w) any Bank is unable to make, maintain or fund its Eurodollar Loans pursuant to Section 8.2 for a period of ten (10) consecutive days, or (x) any Bank requests compensation under Section 8.3, or if the Borrower is required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 8.4, or (y) if any Bank becomes a Defaulting Lender, or (z) any Bank has refused to consent to any proposed amendment, modification, waiver, termination or consent with respect to any provision of this Agreement or any other Loan Document that, pursuant to Section 9.5, requires the consent of all Banks or of all Banks affected thereby and with respect to which Banks constituting the Required Banks have consented to such proposed amendment, modification, waiver, termination or consent, then the Borrower may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed (provided that no such consent shall be required for an assignment to any Bank so long as, after giving effect to such assignment, such Bank's share of outstanding Loans does not exceed 25%), (ii)

such Bank shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 8.3 or payments required to be made pursuant to Section 8.4, such assignment will result in a reduction in such compensation or payments and (iv) in the case of any such assignment resulting from a Bank's refusal to consent to a proposed amendment, modification, waiver, termination or consent, the assignee shall approve the proposed amendment, modification, waiver, termination or consent. A Bank shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.”

(r)    Section 9.1 of the Credit Agreement is amended by inserting the following new paragraph at the end of such section:

“Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Bank. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.”

(s)    Section 9.6(a) of the Credit Agreement is amended by inserting the words “(and any attempted assignment or transfer by the Borrower without such consent shall be void)” at the end of such subsection after the words “all Banks”.

(t)    Section 9.6(b) of the Credit Agreement is amended and restated in its entirety to read as follows:

“(b)    Any Bank may at any time grant to one or more banks or other entities, other than the Borrower and its Affiliates (each a “Participant”) participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii) or (iv) of Section 9.5 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest (subject to the requirements and limitations therein, including the requirements under Section 8.4(d)(iii) (it being understood that the documentation required under Section 8.4(d)(iii) shall be delivered to the participating

Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that such Participant (i) agrees to be subject to the provisions of Sections 8.7 as if it were an assignee under paragraph (c) of this Section; and (ii) shall not be entitled to receive any greater payment under Sections 8.3 or 8.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b). Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant's interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.”

(u)    Section 9.6(c) of the Credit Agreement is amended and restated in its entirety to read as follows:

“(c)    Any Bank may at any time assign to one or more Eligible Assignees (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit D attached hereto executed by such Assignee and such transferor Bank, with (and subject to) the prior written consent of (x) the Administrative Agent, which consent shall not be unreasonably withheld or delayed, and, (y) provided no Event of Default shall have occurred and be continuing, the Borrower, which consent shall not be unreasonably withheld or delayed, provided further, however, that no such consent by the Borrower shall be required in the case of an assignment to another Bank. Notwithstanding anything to the contrary contained herein, no Bank may assign or participate its interest to the Borrower and its Affiliates. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank's rights and obligations under this Agreement. The assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Loan as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note or Notes are issued to the Assignee. In connection with any such assignment (except for an assignment by a Bank to its Affiliate), the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. The Assignee shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.4.”

(v)    Section 9.6(e) of the Credit Agreement is amended and restated in its entirety to read as follows:

“(e)    Any Bank may at any time assign or pledge all or any portion of its rights under this Agreement and its Note to secure obligations of such Bank, including any pledge to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder or substitute any such assignee or pledgee for such Bank as a party hereto.”

SECTION 2.	REPRESENTATIONS AND WARRANTIES
In order to induce the Banks and the Administrative Agent to enter into this Amendment No. 1, the Borrower represents and warrants to each Bank and the Administrative Agent that the following statements are true, correct and complete:
(i)the Borrower is duly organized, validly existing and in good standing as a limited partnership under the laws of the State of Delaware and has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect;
(ii)    the Borrower has the organizational power and authority to execute, deliver and carry out the terms and provisions of each of this Amendment No. 1 and the Credit Agreement as amended by this Amendment No. 1 and has taken all necessary action to authorize the execution and delivery on behalf of the Borrower and the performance by the Borrower of this Amendment No. 1 and the Credit Agreement as amended by this Amendment No. 1. The Borrower has duly executed and delivered this Amendment No. 1, and each of this Amendment No. 1 and the Credit Agreement as amended by this Amendment No. 1 constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law;
(iii)    neither the execution, delivery or performance by or on behalf of the Borrower of this Amendment No. 1 and the Credit Agreement as amended by this Amendment No. 1, nor compliance by the Borrower with the terms and provisions hereof and thereof nor the consummation of the transactions contemplated by this Amendment No. 1 and the Credit Agreement as amended by this Amendment No. 1, (a) will contravene any applicable provision of any law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality applicable to Borrower except to the extent such contravention is not likely to have a Material Adverse Effect, or (b) will conflict with or result in any breach of, any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower pursuant to the terms of any material indenture, mortgage, deed of trust, or other agreement or other instrument to which the Borrower (or of any partnership of which the Borrower is a partner) is a party or by which it or any of its property or assets is bound or to which it is subject except to the extent such conflict or breach is not likely to have a Material Adverse Effect, or (c) will conflict with or result in a breach of any organizational document of any Subsidiary, the certificate of limited partnership, partnership agreement or other organizational document of Borrower, or the General Partner's articles of incorporation or by-laws; and
(iv)    the representations and warranties of the Borrower contained in Article IV of the Credit Agreement are and will be true and correct in all material respects on and as of the date hereof and the Amendment Effective Date to the same extent as though made on and as of such dates, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date; and
(v)    no event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment No. 1 that would constitute a Default or Event of Default.

SECTION 3.	CONDITIONS TO EFFECTIVENESS
This Amendment No. 1 shall become effective only upon the satisfaction of the following conditions precedent (the date of satisfaction of such conditions being referred to as the “Amendment Effective Date”):
A.The Borrower, the Administrative Agent, and the Required Banks shall have indicated their consent hereto by the execution and delivery to the Administrative Agent of this Amendment No. 1, and the General Partner shall have executed and delivered to the Administrative Agent the Reaffirmation of Guaranty of Payment attached to this Amendment No. 1.
B.The Administrative Agent shall have received a secretary's certificate from the Borrower (i) either confirming that there have been no changes to its organizational documents since March 29, 2012, or if there have been changes to the Borrower's organizational documents since such date, certifying as to such changes, and (ii) certifying as to resolutions and incumbency of officers with respect to this Amendment No. 1 and the transactions contemplated hereby.
C.The Administrative Agent shall have received payment of all reasonable out-of-pocket costs and expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel for which the Borrower agrees it is responsible pursuant to Section 9.3 of the Credit Agreement), incurred in connection with this Amendment No. 1.
SECTION 4. MISCELLANEOUS
A.Reference to and Effect on the Credit Agreement and the Other Loan Documents.
(i)    On and after the effective date of this Amendment No. 1, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.
(ii)    Except as specifically amended by this Amendment No. 1, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.
(iii)    The execution, delivery and performance of this Amendment No. 1 shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Administrative Agent or any Bank under the Credit Agreement or any of the other Loan Documents.

B.Headings. Section and subsection headings in this Amendment No. 1 are included herein for convenience of reference only and shall not constitute a part of this Amendment No. 1 for any other purpose or be given any substantive effect.
C.Applicable Law. THIS AMENDMENT NO. 1 AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW THAT WOULD CAUSE THE APPLICATION OF ANY LAW OTHER THAN THE STATE OF NEW YORK).
D.Counterparts; Effectiveness. This Amendment No. 1 may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Amendment No. 1 and the Credit Agreement constitute the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. Delivery of an executed counterpart of a signature page to this Amendment No. 1 by facsimile or other electronic methods (including .pdf) shall be effective as delivery of a manually executed counterpart of this Amendment No. 1.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.
BORROWER:
KILROY REALTY, L.P.,
a Delaware limited partnership

By:	Kilroy Realty Corporation, a Maryland corporation, its general partner
By: /s/ Tyler H. Rose
Name: Tyler H. Rose
Title: Executive Vice President and Chief Financial Officer

By: /s/ Michelle Ngo
Name: Michelle Ngo
Title: Vice President and Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and as a Bank

By: /s/ Marc Costantino
Name: Marc Costantino
Title: Executive Director
BANK OF AMERICA, N.A.

By: /s/ James P. Johnson
Name: James P. Johnson
Title: Senior Vice President
WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Carl Skanderup
Name: Carl Skanderup

Title: Vice President
PNC BANK, NATIONAL ASSOCIATION

By: /s/ Darin Mortimer
Name: Darin Mortimer
Title: Vice President
UNION BANK, N.A.

By: /s/ Juliana Matson
Name: Juliana Matson
Title: Vice President
BANK OF THE WEST,
a California banking corporation

By: /s/ Irina Galieva
Name: Irina Galieva
Title: Vice President / Documentation Manager
By: /s/ Ben Arroyo
Name: Ben Arroyo
Title: Syndications Officer, SeniorU.S. BANK NATIONAL ASSOCIATION

By: /s/ Patrick J. Brown
Name: Patrick J. Brown
Title: Vice Presidentcompass bank,
an Alabama banking corporation

By: /s/ Brian Tuerff
Name: Brian Tuerff
Title: Senior Vice President comerica bank

By: /s/ Charles Weddell
Name: Charles Weddell

Title: Vice President KEYBANK, NATIONAL ASSOCIATION
By: /s/ Michael P. Szuba
Name: Michael P. Szuba
Title: Vice President SUMITOMO MITSUI BANKING CORPORATION
By: /s/ William G. Karl
Name: William G. Karl
Title: General Manager THE BANK OF NOVA SCOTIA
By: /s/ Christopher Usas
Name: Christopher Usas

Title: Director CHANG HWA COMMERCIAL BANK, LTD., LOS ANGELES BRANCH
By: /s/ Chu-I Hung
Name: Chu-I Hung
Title: VP & General Manager

Reaffirmation of Guaranty of Payment

The undersigned Kilroy Realty Corporation (the “Guarantor”) hereby (a) acknowledges the foregoing Amendment No. 1, (b) reaffirms its guaranty of the Guaranteed Obligations (as defined in the Guaranty of Payment dated as of March 29, 2012 executed and delivered by the Guarantor) under or in connection with the Credit Agreement, as modified by this Amendment No. 1, in accordance with the Guaranty of Payment executed and delivered by the Guarantor, and (c) confirms that its Guaranty of Payment shall remain in full force and effect after giving effect to this Amendment No. 1.

[Signature Page Follows]

GUARANTOR:

KILROY REALTY CORPORATION By: /s/ Tyler H. Rose Name: Tyler H. Rose Title: Executive Vice President and Chief Financial Officer By: /s/ Michelle Ngo Name: Michelle Ngo Title: Vice President and Treasurer